EXHIBIT 10.04

SEPARATION AGREEMENT

This Separation Agreement is entered into between Flextronics International USA, Inc., together with its parent company, Flextronics International Ltd., and any predecessor, successor, or affiliated companies (collectively, the “Company”) and Paul Read (“Read”). In consideration of the mutual promises set forth below, the Company and Read have agreed as follows:

1.                                      SEPARATION.

a.                                      Date of Separation.  Read’s employment relationship with the Company will end on July 5, 2013 (the “Separation Date”).

b.                                      Termination Prior to Separation Date.  While employed with the Company, Read will not engage in misconduct and will comply with Company policy, the provisions of this Separation Agreement, and the provisions of any other written agreements between Read and the Company. If Read violates Company policy, the provisions of this Separation Agreement, or the provisions of any other written agreement with the Company, the Company may terminate Read’s employment immediately provided the Company shall afford Read a period of five (5) business days after providing Read written notice detailing a violation to cure such violation.  In the event that Read’s employment is terminated pursuant to Section 1(b), or based on Read’s resignation of his position prior to the Separation Date, Read would then only be entitled to compensation for accrued and/or vested compensation and benefits up to the date of termination and would not be entitled to the severance compensation, bonus, and lump sum in lieu of Company paid COBRA coverage as set forth in Section 2 of this Separation Agreement.

c.                                       Compensation Upon Rejection of Agreement or Early Separation.  In accordance with its standard practices, whether or not Read agrees to this Separation Agreement, on the earlier of either the actual date of the termination of his employment with the Company or the Separation Date, the Company will issue a payment to Read in a gross amount, less applicable taxes and withholdings, to compensate him for any accrued and vested compensation and/or accrued but unused PTO to which he is entitled as of that date.

d.                                      Within thirty (30) days following the Separation Date, Read will submit his final documented expense reimbursement statement reflecting all unreimbursed business expenses incurred through the Separation Date, if any, for which he seeks reimbursement.  The Company will reimburse his properly documented expenses pursuant to the Company’s policy and regular business practice.

2.                                      SEVERANCE. Provided Read complies with his obligations under this Separation Agreement and remains employed with the Company through the Separation Date, and diligently continues to carry out transition duties as may be requested by the Company, the Company will:

INITIALS:	PR

a.                                      On July 5, 2013, issue a payment to Read in a gross amount equal to $465,000.00 (Four Hundred and Sixty-Five Thousand Dollars) minus applicable taxes and withholdings (the “First Severance Payment”);

b.                                      On or about January 5, 2014, issue a payment to Read in the gross amount of $232,500.00 (Two Hundred and Thirty Two Thousand Five Hundred Dollars) minus applicable taxes and withholdings (the “Second Severance Payment”);

c.                                       On or about July 5, 2014, issue a payment to Read in a gross amount equal to $232,500 (Two Hundred and Thirty Two Thousand Dollars Five Hundred) minus applicable taxes and withholdings (the “Third Severance Payment”);

d.                                      Read will be paid the quarterly bonus minus applicable taxes and withholdings for the FY2013Q4 (January-March 2013) and the Year End payout of Fiscal Year 2013 based on the actual results of the Flextronics Corporate Standard Plan.

1.              FY2013Q4 Bonus to be paid in the second calendar quarter of 2013 but not later than June 15, 2013, Year End payout of Fiscal Year 2013 to be paid in the second calendar quarter of 2013 but not later than June 15, 2013. Amount to be confirmed once actual results are known.

Read will also receive a bonus for FY2014Q1 (April-June 2013), FY2014Q2 (July-Sept 2013), FY2014Q3 (October — December 2013), FY2014Q4 (January to March 2014) and FY2015Q1 (April-June 2014). These quarterly bonus payments shall be calculated at 100% of Read’s current bonus target.

All bonus payments shall be made at the same time as when such payments are regularly made pursuant to Flextronics policy and practice as follows:

1.              FY2014Q1 Bonus in the amount of $193,750 to be paid in the third calendar quarter of 2013,

2.              FY2014Q2 Bonus in the amount of $193,750 to be paid in the fourth calendar quarter of 2013,

3.              FY2014Q3 Bonus in the amount of $193,750 to be paid in the first calendar quarter of 2014,

4.              FY2014Q4  Bonus in the amount of $193,750 to be paid in the second calendar quarter of 2014, but not later than June 15, 2014; and

5.              FY2015Q1 Bonus in the amount of $193,750 to be paid in the third calendar quarter of 2014.

e.                                       On the Separation Date, issue a payment to Read in the gross amount of $74,000 (Seventy Four Thousand dollars) minus applicable taxes and withholdings, in lieu of

18 months of premiums for continuation of Company provided medical, dental and vision benefits for Read and his eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”).

IT SHALL BE READ’S RESPONSIBILITY TO SIGN UP FOR AND MAKE APPROPRIATE PAYMENTS TO ENSURE COBRA COVERAGE.  FAILURE TO SIGN UP FOR AND MAKE PAYMENTS FOR COBRA COVERAGE COULD RESULT IN LOSS OF HEALTH BENEFITS FOR READ AND HIS FAMILY AS WELL AS DIFFICULTY IN OBTAINING FUTURE COVERAGE.

Nothing in this Separation Agreement is intended to extend the length or scope of Read’s COBRA rights beyond those provided by statute.  Read will be provided with a separate notice of his COBRA rights and obligations.  Read will be responsible for any and all tax liability, if any, for any COBRA payments made by the Company or health benefit received by Read pursuant to this Separation Agreement.

f.                                        On the Separation Date, issue a payment to Read in the gross amount of $30,000 (thirty thousand dollars) minus applicable taxes and withholdings to reimburse Read for continued assistance with tax issues by PwC or a similar accountant of Read’s choosing.

Read acknowledges and agrees that the foregoing Severance set forth in Section 2 of the Separation Agreement is more than Read is otherwise legally entitled to receive and constitutes good and valuable consideration.

Each severance payment and each bonus payment shall, for purposes of Section 409A, be deemed a separate payment under this Separation Agreement.  Notwithstanding any other provision in this Separation Agreement, no payments shall be paid after the end of the second year following the year of the Separation from Service Date.

In the event that any of the payments and taxable benefits due within the six month period following the Separation from Service Date are determined to constitute deferred compensation subject to Section 409A and to the extent that such deferred compensation is subject to the “six-month delay” required by Section 409A(a)(2)(B)(i), as determined in good faith by the Company, any such payments otherwise due within such six month period shall, notwithstanding such other specified payment date, be delayed such that the payments are paid in a lump sum immediately following the end of such six month period (or the date of Read’s death if earlier), and any payments due after the six month period shall be paid as set forth in this Separation Agreement.

3.                                      EQUITY COMPENSATION.  Read has been granted share bonus awards as provided in the applicable option grant forms issued to Read during his employment with the Company.  The plans governing such options and awards control and are incorporated herein by reference.  Read’s share bonus awards that will be vested as of the Separation Date are listed on Exhibit A, which is attached hereto and incorporated herein by reference.  Read acknowledges that he is not entitled to any additional grants of stock options or share bonus awards other than those set forth in Exhibit A.

Read acknowledges and agrees that by their terms, the options will no longer be exercisable after the last date to exercise as indicated in Exhibit A.  Read further acknowledges and agrees that upon release of the share bonus awards as provided in this Section 5, unless Flextronics withholds payroll taxes, Read will be responsible for payroll taxes, which will be due and payable to Flextronics by Read within three (3) business days of the vesting occurrence.

Read understands and agrees Read will not receive any grants of stock, restricted stock, stock units, stock options, or other forms of equity from the Company in the future unless mutually agreed to by the parties and that any current stock, restricted stock, stock units, stock options, or other forms of equity will expire or be exercisable in accordance with the terms and provisions of the applicable agreement(s) and plan(s).

4.                                      DEFERRED COMPENSATION.  Read is a participant in the Company’s Amended and Restated Senior Management Deferred Compensation Plan and the Senior Executive Deferred Compensation Plan in return for services to be performed in the future and subject to the terms and conditions outlined in Letter Agreements dated as of December 31, 2008 and June 30, 2005 by and between Read and the Company.  Company contributions in the Deferred Compensation plans were credited to a brokerage account, and have been invested in various funds based on Read’ elections.  As of May 1, 2013, 33.3% of Read’s Senior Management Deferred Compensation account was vested and 70% of Read’s Senior Executive Deferred Compensation Plan was vested.  As of July 5, 2013, a further 33.3% of Read’s Senior Management Deferred Compensation account will be vested for a total of 66.6%.  Distribution of the vested funds will be made six months after the Separation from Service Date, as set forth in the Plan documents, which are controlling. Further, an amount equal to 100% of the remaining 30% unvested balance in the Senior Executive Deferred Compensation plan will vest on July 1, 2013 and be paid to Read in accordance with selected distribution elections.  Distribution of these funds will be made six months after the Separation from Service Date, as set forth in the Plan documents, which are controlling and will only be made if Read has complied with his obligations as outlined in the Plan and in this Agreement.

Read acknowledges that he is not a participant in any other deferred compensation plan with the Company and that he is not entitled to any additional deferred compensation other than as stated in this Agreement.

5.                                      COMPLETE RELEASE. In consideration for and expressly conditioned on the receipt of payment of the Severance Payment, Read hereby releases the Company, together with the employees, partners, agents, directors, officers, contractors, insurers and attorneys of any of them, (the “Releasees”) from any and all claims or demands, whether known or unknown, and whether asserted on an individual or class basis, which Read has, may have, or may claim to have against any of them. This complete release of all claims includes but is not limited to a complete release of any claims (including claims for attorneys’ fees) Read has, may have, or may claim to have based on Read’s employment with Company or separation from that employment, as well as any claims arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort (including negligence by the Company or anyone else), and any federal, state or other governmental statute, regulation or ordinance relating to employment, employment discrimination, or the payment of wages or benefits including, but not limited to, those relating to qui tam, employment discrimination, termination of employment, payment of wages or provision of benefits, housing costs, costs relating to relocation and the purchase or sale of housing, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), the Worker Adjustment and Retraining Notification Act, the Consolidated Omnibus Budget Reconciliation Act, and the Occupational Safety and Health Act and/or their state law or local law equivalents.  Read specifically waives any entitlement to any bonus, equity plan or other compensation not specifically set forth in this Separation Agreement. Read represents that he has not assigned to any other person any of such claims and that Read has the full right to grant this release. Notwithstanding any other provision herein, Read is not waiving any claims that may arise under the Age Discrimination in Employment Act after this Separation Agreement is executed or any future claims based on the provisions set forth in this Separation Agreement.  This Separation Agreement shall not modify, expand or reduce any obligation of the Company to indemnify Read from any claims arising out of the performance of Read’s services as an employee or officer of the Company as provided by applicable law and in accordance with the Company’s by-laws. Nothing herein is intended to expand, reduce or limit the Company’s obligations to provide the benefit of insurance coverage maintained by the Company (including D&O coverage) for Read in connection with claims based on actions or omissions of Read during the period of Read’s employment with the Company.  Excluded from this release are a) any claims arising under the terms of this Agreement; and b) any claims that may not be waived by law.

6.                                      CALIFORNIA RELEASE. Read acknowledges that he has read Section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Despite the language of Section 1542, Read waives any rights Read has or may have under Section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent Read may lawfully waive such rights pertaining to this general release of claims and affirms that Read is releasing all known and unknown claims that he has or may have against the Releasees.

7.                                      INSTITUTING ARBITRATION OR SUIT. Read agrees not to institute any arbitration proceeding or lawsuit based on any claim stated to be released by Read in this Separation Agreement. If Read or anyone on Read’s behalf institutes any arbitration proceeding or lawsuit based on any claim stated to be released by Read in this Separation Agreement, Read will: (a) immediately take any and all actions necessary to effectuate the immediate dismissal of the lawsuit or arbitration proceeding; and (b) pay Company and the other Releasees for any and all reasonable attorney’s fees and costs incurred as a result of or in connection with the lawsuit or arbitration proceeding.

8.                                      WARRANTIES. Apart from payments due hereunder, Read warrants and agrees that the Company has paid Read all wages, forms of compensation, and other monies due to Read as of the date of execution of this Agreement. Read further warrants and agrees that all forms of compensation, wages, and other monies paid to Read by the Company through the date of Read’s execution of this Agreement have been accurately calculated, have represented the proper amounts due to Read, and have been based on the Company’s merit-based compensation system. If Read or someone on Read’s behalf claims any entitlement to further compensation from the Company for any reason, Read agrees that the Company is entitled to full offset of the amounts paid to Read under this Agreement.

9.                                      NON-DISPARAGEMENT AND THIRD PARTY ASSISTANCE. In consideration for and expressly conditioned on the receipt of payment of the Severance Payment, Read agrees that Read will not, directly or indirectly, in any individual or representative capacity, make any statement, oral or written, or perform any act or omission which is detrimental in any material respect to the reputation or goodwill of the Company.  The Company agrees that it will instruct its executives and directors and Read’s managers not to directly or indirectly, in any individual or representative capacity, make any statement, oral or written, or perform any act or omission which is detrimental in any material respect to the reputation or goodwill of Read.  Read agrees that Read will not voluntarily counsel, assist, participate in, or encourage any persons in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company without first providing written notice to the Company’s General Counsel at Flextronics, 6201 America Centre Drive, San Jose, California, 95002. Read and the Company agree that Read’s compliance with a subpoena or other legally compulsive process, disclosure required pursuant to the Company’s Code of Business Conduct and Ethics, or participation as a witness in a lawsuit shall not violate the terms of this paragraph but further agree Read will nevertheless provide the Company’s General Counsel written notice of such subpoena, other legally compulsive process, disclosure pursuant to the Company’s Code of Business Conduct and Ethics, or potential participation as a witness promptly after receiving notice of same.

10.                               COOPERATION. Read will make himself reasonably available to the Company in connection with any claim, lawsuit, or proceeding that relates to Read’s conduct or duties at the Company or that are based on facts about which Read obtained personal knowledge while employed at the Company.  In return, the Company agrees to reimburse Read for direct and reasonable out of pocket expenses incurred in connection with cooperation provided by Read pursuant to this Section.

11.                               RETURN OF PROPERTY. Read agrees that, prior to the Separation Date, Read will return to the Company any and all documents relating to the Company or its business operations (and any and all copies thereof, whether in paper form or electronic form), computer equipment, badges, credit cards, and any other Company property in Read’s possession, care, custody, or control. Read represents and agrees that Read will not take any such documents or property from the control or premises of Company. If Read should come into possession of any Company documents or property at any time in the future, Read agrees to return such documents or property to the Company immediately.  Notwithstanding the above, Read may retain his laptop computer upon following this procedure:  Read will remove his personal information from the laptop, the Company will copy and retain the remaining Company related information from the laptop and then delete all Company information from the laptop and return the clean laptop to Read for his personal use.

12.                               NO FUTURE RIGHT TO ACCESS. Read agrees that as of the earlier of the date of termination of his employment or the Separation Date Read has no right of access to any Company site or personnel, whether as a contractor, assigned worker, partner representative, client representative, or in any other capacity, and Read represents Read has no interest in such access. Read agrees Company may decide any request by or on behalf of Read for access to any Company site or personnel in its sole and absolute discretion and may consider Read’s representation in this paragraph that he has no interest in access, and any other consideration not prohibited by law in making that decision.

13.                               CONFIDENTIALITY. Read and the Company represent they have  not disclosed the existence of, the terms of, or any other information regarding this Separation Agreement to anyone other than their attorneys or tax advisors, or to Read’s immediate family members. The Parties agree that they will not disclose the existence of, the terms of, or any other information regarding this Separation Agreement to anyone other than, their attorneys and tax advisors and Read’s immediate family members, provided the parties agree that their respective attorneys, tax advisors and immediate family members (as applicable) first agree to be bound by the foregoing confidentiality obligation prior to any such disclosure. The Parties also agree that the Company may make disclosures, without violating the obligations of this Separation Agreement, to the extent such disclosures are required by law, rule or regulations. Nothing in this provision is intended to prevent the Parties from complying with a subpoena or other compulsory legal process, responding truthfully to any inquiry by a government agency, or providing truthful testimony in a court of law or other formal legal proceeding.

14.                               NON-DISCLOSURE.

a.                                      Read acknowledges and agrees the Company has provided Read with valuable confidential information relating to the Company’s business, technology, plans, customers, potential customers, relationships, and personnel. Read acknowledges and agrees that he will remain bound by the confidentiality obligations set forth below (the “Confidentiality Agreement”). Read agrees that any original works of authorship, products, software, or applications that Read created or developed while employed by the Company is the sole property of the Company. Read further acknowledges and agrees that Read shall not disclose or use for any purpose any Confidential Information. Confidential Information shall mean any and all proprietary or confidential information of the Company or any of its vendors, customers, or partners, including without limitation the following: (i) any and all technical information, including, without limitation, product data and specifications, know-how, formulae, source code, or other software information, test results, processes, inventions, research projects or product development; (ii) any and all business information, including, without limitation, cost information, profits, profit margins, sales information, costs, overhead, accounting and unpublished financial information, business plans, markets, marketing methods, vendor or customer lists, including without limitation, a vendor’s or customer’s specific needs, advertising and operating strategies; and (iii) any and all employee information, including, without limitation, salaries, and specific strengths, weaknesses and skills of Company employees.

15.                               If Read is subject to any subpoena or other form of legally compulsive process seeking to require Read to disclose any information protected by this Separation Agreement, any other written agreement between Read and the Company, any statute, or the common law, Read will immediately provide written notice of same to the Company’s General Counsel at Flextronics, 6201 America Centre Drive, San Jose, California, 95002.

16.                               NON-SOLICITATION.

a.                                      Read recognizes the highly competitive nature of the business of the Company and acknowledges that Read has been exposed to confidential information regarding the Company’s employees. Read agrees the relationship between the Company and each of its employees constitutes a valuable asset of the Company and that information related to employees’ skills and compensation is kept confidential and may not be disclosed or used by Read or any third party for any reason whatsoever. In consideration for and expressly conditioned on the receipt of payment of the Severance Payments, for a period of one (1) year commencing on the date of termination of Read’s employment with the Company (the “Standstill Period”), Read will not, either directly or indirectly, recruit, solicit, or assist others in recruiting, attempt to recruit, any person who is an employee of the Company, or induce or attempt to induce any such employee to terminate his or her employment with the Company.

b.                                      Read acknowledges that the Standstill Period and the scope and period of restrictions are fair and reasonable and are reasonably required for the protection of Flextronics. Read and the Company intend that the provisions of this Section shall be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section shall be held to be invalid or unenforceable, this Separation Agreement shall be deemed amended to revise those provisions or portions to the minimum extent necessary to render them enforceable. Such amendment shall apply only with respect to the operation of this Section for purposes of the law under which such holding was made.

c.                                       Read acknowledges that any breach of the covenants of this Section will result in immediate and irreparable injury to the Company. Accordingly, Read consents to the application for injunctive relief and such other equitable remedies for the benefit of Flextronics as may be appropriate in the event such a breach occurs or is threatened. The foregoing remedies shall be in addition to all other remedies to which the Company may be entitled hereunder, including, without limitation, monetary damages.

17.                               BINDING AGREEMENT. This Agreement will be binding upon Read and Company and their respective heirs, administrators, trustees, representatives, executors, successors, and assigns.

18.                               REVIEW. Read understands that Read has twenty-one (21) days in which to review and consider this Agreement before signing it. Read understands Read may use as much or as little of this 21-day period as Read wishes. Read is encouraged to consult an attorney before signing this Agreement. Read agrees that any changes Read and the Company agree to make to this Agreement, whether material or not, do not restart or extend this 21-day review period. If Read does not accept this Agreement within the 21-day review period, this offer will expire. By executing this Agreement, Read acknowledges Read was afforded a period of at least 21 days in which to review and consider this Agreement.

19.                               REVOCATION. If Read decides to accept and sign this Separation Agreement, Read will have seven (7) days from the date of execution in which to revoke his acceptance. Read understands any such revocation will not be effective unless Read delivers a written notice of such revocation to Flextronics, c/o General Counsel, 6201 America Centre Drive, San Jose, California, 95002, prior to the expiration of seven days after Read executes this Agreement. Read understands this Agreement will not become effective or enforceable until the seven days have elapsed without Read having revoked Read’s acceptance of this Separation Agreement.

20.                               ENTIRETY. This is the entire agreement between the Read and the Company regarding Read’s separation from the Company and the other matters addressed herein and supersedes all prior agreements between them regarding same, other than those agreements referenced herein. In executing this Separation Agreement, Read is not relying on any representations or promises not explicitly contained in this Separation Agreement.

21.                               ARBITRATION. Read and Company agree that any and all disputes between them, including but not limited to any disputes arising out of or relating to this Agreement, the claims purported to be released by Read in this Agreement, Read’s employment with Company, or the termination of any such employment shall be settled by binding arbitration in San Jose, California administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and that judgment upon the award rendered by the arbitrator(s) may be entered in any court with jurisdiction. Notwithstanding any of the foregoing, any other provision of this Agreement, or any provision of any other agreement:

a.                                      A court of competent jurisdiction shall have the power to maintain the status quo pending the arbitration of any dispute, and neither this Section nor any other agreement shall require the arbitration of an application for emergency or temporary injunctive relief by either party pending arbitration; provided, however, that the remainder of any such dispute beyond the resolution of any application for emergency or application for temporary injunctive relief, if such applications are made, shall be subject to arbitration; and

b.                                      This Section shall not require the arbitration of: (i) claims by Read for workers’ compensation or unemployment insurance (an exclusive government-created remedy exists for these claims); or (ii) claims which could not have been litigated in court or before any administrative proceeding under applicable federal, state, or local law (e.g., claims barred by limitations).

22.                               CHOICE OF LAW, VENUE, MODIFICATION, AND EXECUTION. This Separation Agreement will be construed in accordance with and governed by the laws of the State of California. Read  and Company agree that the exclusive venue for resolving any dispute not submitted to arbitration for any reason shall be the state and federal courts located in San Jose, California, unless a different venue is required by applicable law. Read understands that once this Agreement is executed, only Mike McNamara, Chief Executive Officer, will have the authority to modify this Agreement on behalf of the Company, and that Mr. McNamara will have such authority only when acting in writing. In this connection, the parties agree this Agreement will not be modified or amended except by a written instrument(s), signed by both parties, with Mr. McNamara signing for the Company. This Agreement may be executed in multiple counterparts.

23.          NON-ADMISSION OF LIABILITY. By entering into this Agreement, neither party admits they have done anything wrong.

ACCEPTED AND AGREED:	Flextronics International USA, Inc.

/s/ Michael McNamara
Michael McNamara,
Chief Executive Officer

6/4/13
Date

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, THAT I UNDERSTAND THAT IT CONTAINS A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, AND THAT I AM ENTERING INTO IT VOLUNTARILY.

/s/ Paul Read
Paul Read

June 6, 2013
Date

Exhibit A

Closing Statement

Paul Read	Closing Statement as of:	7/5/2013
512771	Estimated Stock Price:	$7.15

Options

Grant ID	Grant Date	Plan	Type	Price	Granted	Exercised	Exercisable	Cancelled	Value	Expiration
021593	7/1/2003	2002	NQ	$10.34	20,000	0	20,000	0	$0	10/5/2013
017872	1/9/2004	2002	NQ	$16.57	80,000	0	80,000	0	$0	10/5/2013
023638	9/28/2004	2001	NQ	$13.18	50,000	0	50,000	0	$0	10/5/2013
024607	10/29/2004	2001	NQ	$12.05	125,000	0	125,000	0	$0	10/5/2013
32104	6/2/2008	2001	NQ	$10.59	700,000	0	700,000	0	$0	10/5/2013
M32105	6/2/2008	2001	NQ	$10.59	700,000	0	700,000	0	$0	10/5/2013
33023	12/5/2008	2001	NQ	$2.26	2,000,000	1,200,000	800,000	0	$4,072,000	10/5/2013
				TOTALS:	3,675,000	1,200,000	2,475,000	0	$4,072,000

Restricted Stock

Grant ID	Grant Date	Plan	Type	Price	Granted	Vested	Will Vest	Cancelled	Value
33213	6/15/2010	2001	RSU	$0.00	137,500	0	68,750	68,750	$505,313
2011PR	6/3/2011	2010	RSU	$0.00	162,500	16,250	32,500	113,750	$238,875
RS0517120002	5/17/2012	2010	RSU	$0.00	162,000	40,500	0	121,500	$0
			TOTALS:		462,000	56,750	101,250	304,000	$744,188

Market and Performance Awards

Grant ID	Grant Date	Plan	Type	Price	Granted	Vested	Eligible to Vest	Likely to Vest	Cancelled	Value
M2010PR	6/15/2010	2001	RSU	$0.00	137,500	0	68,750	0	137,500	$0
M2011PR	6/3/2011	2010	RSU	$0.00	162,500	0	0	0	162,500	$0
MRS051712002	5/17/2012	2010	RSU	$0.00	162,000	0	0	0	162,000	$0
			TOTALS:		462,000	0	68,750	0	462,000	$0

							TOTAL INTRINSIC VALUE:			$4,816,188